Exhibit 99.1

TYME Presents Business Update and Announces Second

Quarter Fiscal 2020 Conference Call and

Preliminary Operational Results

•	TYME Launched the Pivotal Stage of TYME-88-PANC Trial to Evaluate Oral SM-88 for Third-Line Treatment of Patients with Metastatic Pancreatic Cancer

•	TYME Presented Final Data at ESMO 2019 from SM-88 Phase II Prostate Cancer Study Demonstrating Encouraging Clinical Benefit in Patients with Recurrent Prostate Cancer

•	TYME Presented Positive Circulating Tumor Cell Data and Quality of Life from TYME-88-Panc Phase II Study in Patients with Advanced Pancreatic Cancer at ESMO 2019 and AACR Pancreatic Cancer 2019

•	Accomplished Hematologist Susan O’Brien M.D. Joins TYME’s Medical Advisory Board

•	Quarterly conference call will be held on November 4th at 5 p.m. Eastern Time

NEW YORK, October 17, 2019 (GLOBE NEWSWIRE) — Tyme Technologies, Inc. (NASDAQ: TYME), an emerging biotechnology company developing cancer metabolism-based therapies (CMBTs™), announced preliminary financial and operating results for its fiscal second quarter ended September 30, 2019. During the quarter, TYME released new clinical data at major international medical meetings on its lead pipeline candidate, SM-88 (racemetyrosine), in patients with advanced metastatic pancreatic cancer and recurrent prostate cancer. As a result of these promising data, from the first stage of the TYME-88-Panc study, TYME has launched a pivotal trial for the potential commercialization of SM-88 in advanced pancreatic cancer. This pivotal trial will evaluate SM-88 as an oral treatment option for third-line treatment of patients with metastatic pancreatic cancer. Enrollment is expected to begin in fourth quarter of 2019.

“TYME continues to play an important leadership role in the development of next-generation CMBTs to create disease-altering medicines with improved safety profiles for patients with metastatic cancers,” said Mr. Steve Hoffman, Chairman and Chief Executive Officer of TYME. “We are excited to enter into the next stage of growth for TYME and its stakeholders with the launch of our first pivotal trial. This action brings us one step closer to the commercialization of SM-88, which holds the potential to change the course of treatment for patients faced with the poor prognosis of advanced pancreatic cancer.”

Hematologist Susan O’Brien Joins TYME’s Medical Advisory Board

TYME has announced that Dr. Susan O’Brien has joined the Company’s Medical Advisory Board. Dr. O’Brien has been a principal investigator for more than 40 funded clinical research protocols and has authored more than 800 articles in peer-reviewed journals, 30 invited articles, and numerous book chapters and abstracts. After 30 years at the MD Anderson Cancer Center, she is currently the Associate Director for Clinical Science for the Chao Family Comprehensive Cancer Center, Medical Director of the Sue and Ralph Stern Center for Cancer Clinical Trials and Research, and the Chao Family Endowed Chair for Cancer Clinical Science at the University of California Irvine. She is the hematology representative to the Southwest Oncology Group Executive Committee, and the Hematology Editor for the journal Cancer. She serves on the Medical Scientific Advisory Board for the Leukemia and Lymphoma Society. She has been repeatedly ranked nationally as top in her field by America’s Top Doctors, Super Docs, and America’s Top Doctors for Cancer.

“We are very excited to have Dr. O’Brien joining TYME as an advisor,” said Giuseppe Del Priore, M.D., M.P.H., Chief Medical Officer at TYME. “SM-88’s responses in hematological cancers through compassionate use, as well as consistent efficacy results against circulating tumor cells, shows that blood cancers could be important targets for drug development. Dr. O’Brien’s expertise and capabilities in the hematological community will be invaluable as we plan this area of potential expansion.”

Preliminary Second Quarter Fiscal 2020 Financial Results (Unaudited)

As of September 30, 2019, the end of its second fiscal quarter, the Company had approximately $15.3 million in cash and cash equivalents compared to $19.5 million as of June 30, 2019. TYME’s operational cash burn rate for the second quarter of fiscal year 2020 was $4.2 million compared to $4.7 million for the second quarter of fiscal year 2019. Based on our current plans, TYME expects cash operational expenses to average between $5 million and $6 million per quarter for fiscal year 2020.

Full financial results for the completed fiscal quarter will be reported in the Company’s upcoming Quarterly Report on Form 10-Q.

Conference Call Details

TYME management will be hosting a conference call for analysts and investors on Monday, November 4, 2019 at 5 pm Eastern Time. Those interested in participating in the conference call should dial: (877) 705-6003 (Domestic) / (201) 493-6725 (International); and enter passcode: 13691057. The call will also be viewable via webcast, which can be accessed through the “Investors” tab of the company’s website (ir.tymeinc.com). A replay of this conference call will also be available via webcast shortly after the call.

Summary of Recent Developments and Clinical Data

TYME Launched Pivotal Stage of TYME-88-PANC Trial to Evaluate SM-88 for Third-Line Treatment of Patients with Metastatic Pancreatic Cancer

The pivotal stage of the TYME-88-Panc trial was launched to evaluate the clinical benefits of its lead CMBT candidate, oral SM-88, for third-line treatment of patients with metastatic pancreatic cancer. CMBTs are proprietary investigational compounds that are believed to disrupt cancer cells’ protein synthesis, leading to a breakdown of the cancer’s key defenses and cell death. In clinical trials, SM-88 has demonstrated encouraging tumor responses across 15 different cancers, including pancreatic, prostate, sarcoma, breast, lung, and lymphoma with minimal serious grade 3 or higher adverse events. Enrollment is expected to begin in fourth quarter of 2019. Learn more

TYME Presented Updated Data at ESMO 2019 from SM-88 Phase II Prostate Cancer Study Demonstrating Encouraging Clinical Benefit in Patients with Recurrent Prostate Cancer

The study demonstrated that SM-88 had encouraging efficacy and safety outcomes for prostate cancer patients where sparing testosterone is important. The study also showed that reduction of CTCs, an important prognostic indicator, may prove to be a better surrogate for patient outcomes than PSA, particularly for SM-88 and other non-hormonal agents. The updated data from the Phase II prostate study were presented at the European Society of Medical Oncology Congress held on September 27- October 1, 2019 in Barcelona, Spain. Learn more

TYME Presented Supporting Data at ESMO 2019 from the TYME-88-Panc Phase II Study Demonstrating Overall Survival Trends, Well Tolerated Safety, and Quality of Life Data in Patients with Advanced Pancreatic Cancer

The open-label Phase II TYME-88-Panc study evaluating SM-88 as an oral monotherapy in patients with advanced pancreatic cancer showed that SM-88 continued to demonstrate encouraging overall results and had a well-tolerated safety profile. TYME also announced encouraging Quality of Life data for this challenging patient population. The supporting data from the Phase II portion of the study were presented at the European Society of Medical Oncology Congress held on September 27- October 1, 2019 in Barcelona, Spain. Learn more

TYME Presented Positive Circulating Tumor Cell Data from TYME-88-Panc Study in Patients with Advanced Pancreatic Cancer at AACR PANC 2019

The study reported encouraging data on circulating tumor cells and their correlation with decrease in risk of death using oral SM-88 in patients with metastatic pancreatic cancer. The data were presented at the AACR Special Conference on Pancreatic Cancer: Advances in Science and Clinical Care, which took place September 6-9, 2019 in Boston, Massachusetts. Learn more

About SM-88

SM-88 is an oral investigational modified proprietary tyrosine derivative that is hypothesized to interrupt the metabolic processes of cancer cells by breaking down the cells’ key defenses and leading to cell death through oxidative stress and exposure to the body’s natural immune system. Clinical trial data have shown that SM-88 has demonstrated encouraging tumor responses across 15 different cancers, including pancreatic, lung, breast, prostate and sarcoma cancers with minimal serious grade 3 or higher adverse events.

About Tyme Technologies

Tyme Technologies, Inc., is an emerging biotechnology company developing cancer therapeutics that are intended to be broadly effective across tumor types and have low toxicity profiles. Unlike targeted therapies that attempt to regulate specific mutations within cancer, the Company’s therapeutic approach is designed to take advantage of a cancer cell’s innate metabolic weaknesses to compromise its defenses, leading to cell death through oxidative stress and exposure to the body’s natural immune system. For more information, visit www.tymeinc.com. Follow us on social media: @tyme_Inc, LinkedIn, Instagram, Facebook and YouTube.

Forward-Looking Statements/Disclosure Notice

In addition to historical information, this press release contains forward-looking statements under the Private Securities Litigation Reform Act that involve substantial risks and uncertainties. Such forward-looking statements within this press release include, without limitation, statements regarding our drug candidate SM-88 and its clinical potential and non-toxic safety profiles, our drug development plans and strategies, ongoing and planned clinical trials, preliminary data results and the therapeutic design and mechanisms of our drug candidates; and readers can identify forward-looking statements by sentences or passages involving the use of terms such “believes,” “expects,” “hopes,” “may,” “will,” “plan,” “intends,” “estimates,” “could,” “should,” “would,” “continue,” “seeks,” or “anticipates,” and similar words (including their use in the negative) or by discussions of future matters such as the cost of development and potential commercialization of our lead drug candidate and of other new products, expected releases of interim or final data from our clinical trials, possible collaborations, the timing, scope and objectives of our ongoing and planned clinical trials and other statements that are not historical. The forward-looking statements contained in this press release are based on management’s current expectations, which are subject to uncertainty, risks and changes in circumstances that are difficult to predict and many of which are outside of TYME’s control. These statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any historical results and future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, that the information is of a preliminary nature and may be subject to change; uncertainties inherent in the cost and outcomes of research and development, including the cost and availability of acceptable-quailty clinical supply and the ability to achieve adequate clinical study design and start and completion dates; the possibility of unfavorable study results, including unfavorable new clinical data and additional analyses of existing data; risks associated with early, initial data, including the risk that the final Phase II data may differ from prior study data or preliminary Phase II data; final results of additional clinical trials that may be different from the preliminary data analysis and may not support further clinical development; that past reported data are not necessarily predictive of future patient or clinical data outcomes; whether and when any applications or other submissions for SM-88 may be filed with regulatory authorities; whether and when regulatory authorities may approve any applications or submissions; decisions by regulatory authorities regarding labeling and other matters that could affect commercial availability of SM-88; competitive developments; and the factors described in the section captioned “Risk Factors” of TYME’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on June 12, 2019, as well as subsequent reports we file from time to time with the U.S. Securities and Exchange Commission (available at www.sec.gov).

The information contained in this press release is as of its release date and TYME assumes no obligation to update forward-looking statements contained in this release as a result of future events or developments.

For Investor Relations & Media Inquiries:

Contact:

1-212- 461-2315

investorrelations@tymeinc.com

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